MPC Exhibit

Exhibit 10.[20]

Summary of Compensation Arrangements with Executive Officers

As of February 28, 2008

The following summarizes the current compensation and benefits received by the Chief Executive Officer and Chief Financial Officer of Marine Products Corporation (“the Company”) and the Company’s other three most highly compensated executive officers (the “Named Executive Officers”) as of February 28, 2008. Compensation paid with respect to fiscal 2007 will be described in the Company’s 2008 Proxy Statement.

This document is intended to be a summary of existing oral, at will arrangements, and in no way is intended to provide any additional rights to any of the Named Executive Officers.

Base Salaries

The 2008 annual base salaries for the Company’s Named Executive Officers as of February 28, 2008 are as follows:

R. Randall Rollins, Chairman of the Board	$300,000
Richard A. Hubbell, President and Chief Executive Officer	$350,000
James A. Lane, Jr. Executive Vice President and President of Chaparral Boats, Inc.	$ 67,841
Linda H. Graham Vice President and Secretary	$115,000
Ben M. Palmer, Vice President, Chief Financial Officer and Treasurer	$175,000

Discretionary Bonuses

All of the Named Executive Officers with the exception of Mr. Lane are eligible for annual cash bonuses which are awarded on an entirely discretionary basis, following a review by the Company’s Compensation Committee of the performance of the Company and the executives for the relevant year. The Compensation Committee’s decisions are based upon broad performance objectives. The bonus program focuses on the achievement of short-term objectives. Bonus decisions are made based on a review of net income, budget objectives, and other individual-specific performance objectives. The performance objectives considered by the Committee relate to each executive officer improving the contribution of his or her functional area of responsibility to further enhance the earnings of the Company.

Discretionary bonuses are not made subject to any plan or program, written or unwritten. No specific performance criteria are established in advance, and no specific ranges for bonuses are established in advance. Bonuses for a particular fiscal year are generally determined during the first quarter of the following fiscal year and paid at the discretion of the Compensation Committee.

Bonuses were paid in the first quarter of 2008 for the year ended December 31, 2007. As previously reported, discretionary bonuses for 2007 were paid to each of the Named Executives (other than Mr. Lane) in the first quarter of 2008 as follows:

R. Randall Rollins, Chairman of the Board	$139,000
Richard A. Hubbell, President and Chief Executive Officer	$110,000
Linda H. Graham Vice President and Secretary	$ 25,000
Ben M. Palmer, Vice President, Chief Financial Officer and Treasurer	$ 70,000

The Compensation Committee’s current policy is not to award discretionary bonuses to Mr. Lane. However, Mr. Lane is party to a Compensation Agreement with the Company pursuant to which he is entitled to certain payments based on Company performance.

Stock Options and Other Equity Awards

The Named Executive Officers are eligible to receive options and restricted stock under the Company’s stock incentive plan, in such amounts and with such terms and conditions as determined by the Committee at the time of grant. The Company’s stock incentive plans and standard forms of option and restricted stock grant agreements are filed as exhibits to this Form 10-K.

Supplemental Retirement Plan

All of the Named Executive Officers are eligible to participate in the Company’s Supplemental Retirement Plan (“Plan”).

Salary and Bonus Deferrals

The Plan allows participants to defer to 50% of base salary and up to 100% of annual bonus, subject to other terms and conditions set forth in the Plan.

Company Contributions

The Company makes certain “Enhanced Benefit Contributions” under the Plan on behalf of certain Participants of long service to the Company who were 40-65 years of age or older on December 31, 2002. The Company makes the “Enhanced Benefit Contributions” (as disclosed in the Company’s last filed annual proxy statement) in lieu of the benefits that previously accrued under the RPC, Inc. Retirement Income Plan, which existed prior to the Company’s spin-off from RPC. Additional benefits ceased to accrue under the RPC, Inc. Retirement Income Plan effective March 31, 2002. Enhanced Benefit Contributions are discretionary and may be made annually, for a maximum of seven years, subject to the Participant’s continued employment with the Company.

Automobile Usage

Mr. Lane is entitled to the use of a Company owned automobile and related vehicle benefits.

Airplane Usage

Mr. Lane is entitled to use the Company’s plane for personal use, subject to reimbursement to the Company at a rate of $450 per hour.

Other Benefits

Mr. Lane participates in the regular benefit programs, including the 401(k) plan with Company match, group life insurance, group medical and dental coverage and other group benefit plans at

Chaparral Boats, Inc. Mr. Lane is also eligible for the Retirement Income Plan that was frozen in March 2002. See Supplemental Retirement Plan above for further discussion.

All of the Named Executive Officers except Mr. Lane are also executive officers of RPC, Inc. and also receive compensation from that company. Disclosure regarding such compensation can be found in RPC, Inc.’s filings with the Securities and Exchange Commission.